Exhibit 4.27

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (“First Amendment”) is made and entered into as of the 17 day of February, 2022, by and between JAX INDUSTRIAL ONE, LTD., a Florida limited partnership (“Landlord”), and Cenntro Automotive Corporation, a Delaware corporation, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated January 20, 2022, (the “Lease”), relating to Suites 101-105 of Building 1, consisting of approximately 100,000 square feet of rentable space (the “Premises”) in the Lane Industrial Park (the “Project”) as more particularly described therein;

WHEREAS, as a result of a clerical error, the Term of the Lease was shown as consisting of 84 months after the expiration of the Rent Abatement Period (plus any partial month from the Rent Commencement Date until the first day of the next full calendar month during the Term);

WHEREAS, the parties intended for an initial term of ten years commencing after the expiration of the Rent Abatement Period;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:

AGREEMENT

1.          Term.  Notwithstanding anything to the contrary contained in the Lease, item 1(c) of the Basic Lease Terms and Definitions of the Lease, labeled “Term” is hereby substituted with the following:

(c)	Term: 120 months after the expiration of the Rent Abatement Period (plus any partial month from the Rent Abatement Date until the first day of the next full calendar month during the Term).

2.         Recitals and Defined Terms.  The above recitals are true and correct.  Capitalized terms used but not otherwise defined in this First Amendment will have the meanings ascribed to such terms in the Lease.

3.          Confirmation by Guarantor: By its joinder hereto, Guarantor hereby agrees as follows: (a) Guarantor consents to the modification of the Lease as set forth above, and to the execution by Tenant of such instruments and documents as Landlord may require in connection with such modifications; (b) Guarantor confirms that the Lease Guaranty executed by Guarantor, as modified herein, remains outstanding and is in full force and effect; (c) Guarantor further represents that he/it is unaware of any default under the Lease, nor any event or circumstance which with notice and/or time would constitute such a default, (d) Guarantor represents that it has no defenses, claims or setoff rights against Landlord under the Lease Guaranty; (e) Guarantor hereby represents and warrants to Lender, in order to induce Lender to enter into this First Amendment, that there are no actions, suits or proceedings pending or threatened against or affecting such Guarantor or involving the validity or enforceability of its respective Guaranty before any court of law or equity or any administrative board or before or by any governmental authority.

4.          No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease will remain unmodified and in full force and effect.  In the event of a conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment will govern.  Effective as of the date hereof, all references to the “Lease” will refer to the Lease as amended by this First Amendment.

5.          Miscellaneous.

5.1       Capitalized Terms/Definitions.  Each capitalized term used in this First Amendment and not defined herein shall be deemed to have the same meaning ascribed to it in the Lease.

5.2        Continuing Effect.  Except as specifically provided in this First Amendment, the provisions of the Lease shall remain unchanged and in full force and effect.  In the event of a conflict between the Lease and this First Amendment, this First Amendment shall control.

5.3        Authority.  Each person executing this First Amendment on behalf of a Party represents and warrants that it has the full power, authority, and legal right to execute and deliver this First Amendment on behalf of such Party and that this First Amendment constitutes the legal, valid and binding obligations of such Party, its heirs, representatives, successors and assigns, enforceable against such Party or Parties in accordance with its terms.

5.4       Counterparts.  To facilitate execution of this First Amendment, this First Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy of this First Amendment delivered electronically by facsimile or e-mail shall have the effect of an original, executed instrument.  All counterparts of this First Amendment shall collectively constitute a single instrument; but, in making proof of this First Amendment it shall not be necessary to produce or account for more than one such counterpart executed by each Party hereto.   It shall not be necessary for the signature of, or on behalf of, each Party hereto, or that the signature of all persons required to bind any such Party appear on each counterpart of this First Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

Witnesses:		“Landlord”

JAX INDUSTRIAL ONE, LTD.,
/s/ Jennifer A. Aragon		a Florida limited partnership by its sole
Print Name:	Jennifer A. Aragon	General Partner

		By:	Pan American Equity Partners 3, LLC,
/s/ Adrian Rivas			a Florida limited liability company
Print Name:	Adrian Rivas
By:	/s/ Carlos C. Lopez-Cantera
Name:	Carlos C. Lopez-Cantera
Title:	Manager of GP

Witnesses:		“Tenant”

/s/ Alan Korzonowski		CENNTRO AUTOMOTIVE
Print Name:	Alan Korzonowski	CORPORATION, a Delaware limited
liability company
/s/ Jenna Lauria
Print Name:	Jenna Lauria	By:	/s/ Tony Tsai
Name:	Tony Tsai
Title:	V.P. Corporate Affairs

Witnesses:
“Guarantor”
/s/ [***]
Print Name:	[***]	CENNTRO ELECTRIC GROUP LIMITED, an
Australian corporation

/s/ [***]
Print Name:	[***]	By:	/s/ Edmond Cheng
Name:	Edmond Cheng
Title:	CFO